================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                HOMEBASE, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                           [LOGO OF HOMEBASE, INC.]

                                                            3345 Michelson Drive
                                                            Irvine, CA 92612

                                                              April 25, 2000

Dear Stockholder:

   We invite you to attend our 2000 Annual Meeting of Stockholders on Thursday, June 1, 2000 at 10:00 a.m. PDT at the offices of Gibson, Dunn & Crutcher LLP, 14th Floor, 4 Park Plaza, Irvine, California 92614.

   At this meeting, you are being asked to elect two directors. Your vote is important regardless of the number of shares you own. Accordingly, we urge you to read the proxy statement and to vote your proxy promptly in accordance with the instructions on your proxy card.

   We hope that you will join us on June 1st.

                                          Sincerely,

                                          /s/ Herbert J. Zarkin

                                          Herbert J. Zarkin
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                           [LOGO OF HOMEBASE, INC.]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 June 1, 2000

   The Annual Meeting of Stockholders of HomeBase, Inc. (the "Company") will be held at the offices of Gibson, Dunn & Crutcher LLP, 14th Floor, 4 Park Plaza, Irvine, California 92614, on Thursday, June 1, 2000 at 10:00 a.m. PDT for the following purposes:

  1. To elect two directors to serve until the 2003 Annual Meeting of Stockholders;

  2. To transact any other business which may properly be brought before the meeting.

   Stockholders of record at the close of business on April 3, 2000 are entitled to notice of and to vote at the meeting and any adjournments thereof. A list of stockholders entitled to vote at the meeting will be open to examination by stockholders during normal business hours for the ten-day period preceding the meeting at the offices of Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Irvine, California 92614.

                                                By Order of the Board of
                                                 Directors

                                                      John L. Price
                                                        Secretary

Irvine, California
April 25, 2000



  PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD, OR YOU MAY VOTE YOUR PROXY BY TELEPHONE OR ON THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR CARD.

                     [LOGO OF HOMEBASE, INC. APPEARS HERE]

                        ANNUAL MEETING OF STOCKHOLDERS

                                 June 1, 2000

                                PROXY STATEMENT

   The enclosed proxy is solicited on behalf of the Board of Directors of HomeBase, Inc. (the "Company"). Unless instructions to the contrary are given, shares represented by duly completed proxies will be voted for the election of the two nominees set forth below. Any proxy may be revoked prior to the voting thereof by a written revocation received by the Secretary of the Company at its address set forth below, by the receipt of a later dated proxy or by a request at the meeting that the proxy be revoked.

   Stockholders of record at the close of business on April 3, 2000 are entitled to receive notice of and to vote at the meeting. Each share of Common Stock, par value $.01, of the Company (the "Common Stock") outstanding on the record date is entitled to one vote. As of the close of business on April 3, 2000 there were outstanding and entitled to vote 37,603,148 shares of Common Stock.

   This Proxy Statement, the enclosed proxy and the Annual Report for the Company's fiscal year ended January 29, 2000 ("fiscal 1999") were first mailed to stockholders on or about the date of the Notice of Meeting. The Company's address is 3345 Michelson Drive, Irvine, California 92612.

Vote Required

   Under the Company's by-laws, so long as a quorum is present at the meeting, the election of directors will require the affirmative vote of the holders of shares representing a plurality of the votes cast at the meeting. Although shares that withhold authority for any nominee and broker non-votes (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners and with respect to which the broker or nominee indicates that it does not have discretionary authority to vote such shares) will be counted as present at the meeting for quorum purposes, such shares will not be considered to be votes cast with respect to the election of directors. Accordingly, shares that withhold authority and broker non-votes will have no effect on the voting on the matters being presented for stockholder action at the meeting.

                             ELECTION OF DIRECTORS

   The Board of Directors has voted to fix the number of directors at seven. The Company's Restated Certificate of Incorporation and by-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The enclosed proxy will be voted to elect the two nominees named below, unless otherwise instructed, as directors for a term of three years expiring at the 2003 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. If any nominee should become unavailable, such proxy will be voted either for a substitute nominee designated by the Board of Directors or such lesser number of directors as may be designated by the Board of Directors, unless instructions are given to the contrary. Management does not anticipate that any of the nominees will become unavailable. The nominees as directors and incumbent directors are as follows:

                  Nominees as Directors--Terms Expiring 2003

   Harold Leppo, 63, has been a Director since December 1998. Mr. Leppo has been Chief Executive Officer of Harold Leppo & Company, a retail consulting firm in Stamford, Connecticut, since 1988. Prior to that, he held a number of managerial positions at Lord & Taylor and Allied Stores, Inc., including President and Chief Operating Officer of Lord & Taylor in 1987 and Executive Vice President of Allied Stores in 1988. Mr. Leppo is a Director of Filene's Basement Corp., Royce Hosiery Corp. and J. Baker, Inc. He is a member of the Company's Executive Compensation Committee.

   Edward J. Weisberger, 58, has been a Director and Senior Vice President, Finance of the Company since July 1997. From 1994 to July 1997 he served as Senior Vice President and Chief Financial Officer of the Company. From April 1989 to September 1994 he served as Vice President-Finance of the Company.
Mr. Weisberger is also an employee and a Director of BJ's Wholesale Club, Inc. Mr. Weisberger is a member of the Company's Finance Committee.

                   Incumbent Directors--Terms Expiring 2002

   John D. Barr, 52, has been a Director since July 1997. Since 1999 he has been President and Chief Executive Officer of Automotive Performance Industries. From 1995 to 1998 Mr. Barr was a Director, President and Chief Operating Officer of Quaker State Corporation. From 1987 to 1995 he served as Senior Vice President of Ashland, Inc. and President of its subsidiary, The Valvoline Company. Mr. Barr is Chairman of the Company's Executive Compensation Committee and a member of the Executive Committee.

   Lorne R. Waxlax, 66, has been a Director since January 1990 and was Chairman of the Board from 1996 to July 1997. From 1985 to 1993, Mr. Waxlax was Executive Vice President of The Gillette Company. Mr. Waxlax is a Director of BJ's Wholesale Club, Inc., Clean Harbors, Inc., HON Industries, Inc. and Pennzoil-Quaker State Company. Mr. Waxlax is Chairman of the Audit Committee and a member of the Executive Compensation Committee and Executive Committee.

   Ernest T. Klinger, 64, has been a Director since December 1999. Mr. Klinger has been Co-Chairman of the Board, President and Chief Financial Officer of Chicago Pizza & Brewery, Inc. since 1999 and a Director of that corporation since 1997. He was Chief Financial Officer and Vice President-Finance and Administration of Arden Group, Inc. from 1983 to 1999. Mr. Klinger is a member of the Company's Audit Committee.

                   Incumbent Directors--Terms Expiring 2001

   Robert W. Cox, 62, has been a Director since January 1999. Since 1994 Mr. Cox has been Chairman Emeritus of the law firm of Baker & McKenzie. From 1992 to 1994 he served as Chairman of the law firm's Policy Committee and from 1984 to 1992 as its Managing Partner and Chairman of its Executive and Strategic Planning Committees. Mr. Cox is a director of Carey International, Inc. and HON Industries, Inc. He is Chairman of the Company's Finance Committee and a member of the Audit Committee.

   Herbert J. Zarkin, 61, has been President and Chief Executive Officer of the Company since March 2000, Chairman of the Board since July 1997 and a Director since May 1993. From May 1993 to July 1997 Mr. Zarkin served as President and Chief Executive Officer of the Company. Mr. Zarkin is also Chairman of the Board of Directors of BJ's Wholesale Club, Inc. Mr. Zarkin is the Chairman of the Company's Executive Committee and a member of the Finance Committee.

Director Compensation

   Directors who are not employees of the Company are paid an annual retainer of $20,000 and fees of $2,000 for each Board meeting attended, $900 for each Audit or Executive Compensation Committee meeting attended and $750 for certain telephone meetings. The Chairman of the Audit Committee and the Chairman of the Executive Compensation Committee are each paid $3,000 per annum for their services as such. All directors are reimbursed for out-of-pocket expenses incurred in attending such meetings. Directors may participate in the Company's General Deferred Compensation Plan.

   Each new non-employee director receives an initial grant of stock options to purchase 5,000 shares of Common Stock and annual grants of options to purchase 3,000 shares of Common Stock thereafter. The exercise price for each of these options is the fair market value of a share of Common Stock on the date of grant. Each option is nontransferable except upon death, will expire between seven and ten years after the date of grant and will become exercisable in three equal annual installments beginning on the first anniversary of the date of grant. If the director dies or otherwise ceases to be a director prior to the date that the option or a portion thereof becomes exercisable, the option will immediately expire with respect to the shares that are not yet exercisable. Any vested options will remain exercisable for a period of one year following cessation of service as a director of the Company. All unexercised options will become exercisable in full in the event of a change of control
(as defined).

   The Company has an employment agreement with Mr. Weisberger under which he is employed as Senior Vice President, Finance, a non-executive office of the Company until July 29, 2000. Mr. Weisberger receives a minimum annual base salary of $150,000 and participates in specified incentive and other benefit plans. Mr. Weisberger must generally devote approximately one-half of his working time and attention to the performance of his duties and responsibilities under his employment agreement. If his employment is terminated by the Company other than for cause, Mr. Weisberger is entitled to certain cash compensation amounts and to certain benefits and continuation of base salary until July 29, 2000 at the rate in effect upon termination. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Weisberger from other employment (other than employment at BJ's Wholesale Club, Inc.), and the continuing benefits are subject to reduction at any time for comparable benefits received from other employment. In the event of a change of control followed by termination of employment as described below under "Change of Control Severance Benefits" beginning on page 9, Mr. Weisberger would be entitled to the termination benefits described thereunder, to the extent such benefits would exceed the benefits otherwise described above.

Committees of the Board of Directors

   The Company's Board has four committees: (i) Audit, (ii) Executive Compensation, (iii) Executive and (iv) Finance.

   The Audit Committee, which held three meetings during fiscal 1999, reviews with management, the internal audit group and the independent public accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the public accountants upon the financial condition of the Company and its accounting controls and procedures, and such other matters as the Committee deems appropriate. The Committee reviews with management such matters relating to compliance with corporate policies as the Committee deems appropriate.

   The Executive Compensation Committee, which held five meetings during fiscal 1999, reviews compensation policies and compensation of officers and other members of management, including incentive compensation plans. In addition, the Executive Compensation Committee has responsibility for matters of corporate governance other than recommendations to the Board of Directors of nominees to fill vacancies on the Board of Directors.

   The Executive Committee of the Board of Directors, which met once during fiscal 1999, is authorized to act on behalf of the Board during intervals between meetings of the Company's Board of Directors. In addition, the Executive Committee has responsibility for consideration of the qualifications of, and recommendation to the Board of Directors of, nominees to fill vacancies on the Board of Directors and considers nominees recommended by stockholders if such recommendations are in writing and timely filed with the Secretary of the Company.

   The Finance Committee of the Board of Directors reviews with management and advises the Company's Board with respect to the Company's finances, including exploring methods of meeting the Company's financing requirements and planning the Company's capital structure. The Finance Committee did not meet during fiscal 1999.

   During fiscal 1999 the Board of Directors held 10 meetings. Each director attended at least 75% of all meetings of the Board and Committees of which he was a member.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information, as of April 3, 2000, concerning beneficial ownership of the Company's Common Stock by (i) each person known by the Company to beneficially own more than five percent of the outstanding shares of the Company's Common Stock, (ii) each Director of the Company, (iii) each Named Executive Officer of the Company appearing in the Summary Compensation Table on page 6, and (iv) all Directors and executive officers of the Company as a group.

                                                                 Percent of
                                                                Outstanding
                                             Shares of           Shares of
                                           Common Stock         Common Stock
 Name and Address of Beneficial Owner  Beneficially Owned(1) Beneficially Owned
 ------------------------------------  --------------------- ------------------
First Pacific Advisors, Inc. .........       6,640,395(2)           17.0%
 11400 West Olympic Blvd., Suite 1200
 Los Angeles, CA 90064

David J. Greene and Company, LLC......       4,564,870(3)           12.1%
 599 Lexington Avenue
 New York, NY 10022

Dimensional Fund Advisors, Inc. ......       3,220,400(4)            8.6%
 1299 Ocean Avenue, 11th Floor
 Santa Monica, CA 90401

Vanguard Windsor Funds--Windsor Fund..       2,307,100(5)            6.1%
 P.O. Box 2600
 Valley Forge, PA 19482-2600

Franklin Resources, Inc. et al. ......       1,532,100(6)            4.1%
 777 Mariners Island Blvd.
 P.O. Box 7777
 San Mateo, CA 94403-7777

FMR Corp. ............................       1,195,742(7)            3.2%
 82 Devonshire Street
 Boston, MA 02109

John D. Barr..........................           9,500                 *

Robert W. Cox.........................           2,667                 *

Ernest T. Klinger.....................             -0-                 *

Harold Leppo..........................           2,667                 *

Lorne R. Waxlax.......................          17,000                 *

Herbert J. Zarkin.....................         652,672               1.7%

Allan P. Sherman......................         780,628               2.0%

Edward J. Weisberger..................         149,542                 *

Thomas F. Gallagher...................         149,961                 *

Scott L. Richards.....................         149,750                 *

William B. Langsdorf..................         136,510                 *

All Directors and Executive Officers
 as a Group (12 Persons)..............       2,057,231               5.2%

--------
* Indicates less than 1%.

(1) Includes the following shares of Common Stock that may be acquired upon exercise of outstanding stock options which were exercisable on April 3, 1999 or within 60 days thereafter: Mr. Barr 4,500 shares; Mr. Cox, 2,667 shares; Mr. Leppo; 2,667 shares, Mr. Waxlax, 8,000, shares; Mr. Zarkin, 590,000 shares; Mr. Sherman, 713,803 shares; Mr. Weisberger, 137,000, shares; Mr. Gallagher, 121,282 shares; Mr. Richards, 132,483 shares; Mr. Langsdorf, 119,519 shares; all Directors and Executive Officers as a group, 1,835,255 shares.

(2) Information is as of December 31, 1999 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission (the "Commission") by First Pacific Advisors, Inc., which reported that it has shared power to vote 2,026,046 shares and shared dispositive power with respect to 6,640,395 shares; includes 1,384,096 shares of Common Stock obtainable upon conversion of the Company's 5.25% Convertible Subordinated Notes due 2004.

(3) Information is as of December 31, 1999 and is based on a Schedule 13G/A filed with the Commission by David J. Greene and Company, LLC., which reported that it has sole power to vote 446,700 shares and shared power to vote 2,200,710 shares and has sole dispositive power with respect to 446,700 shares and shared dispositive power with respect to 4,118,170 shares.

(4) Information is as of December 31, 1999 and is based on a Schedule 13G filed with the Commission by Dimensional Fund Advisors, Inc., which reported that it has sole power to vote 3,322,400 shares and sole dispositive power with respect to 3,322,400 shares.

(5) Information is as of December 31, 1999 and is based on a Schedule 13G/A filed with the Commission by Vanguard Windsor Funds--Windsor Fund, which reported that it has sole power to vote 2,307,100 shares and shared dispositive power with respect to 2,307,990 shares; such dispositive power is shared with its investment advisor, Wellington Management Company, LLP, which has also filed a Schedule 13G/A with the Commission.

(6) Information is as of December 31, 1999 and is based on a Schedule 13G/A filed with the Commission by Franklin Resources, Inc., et al., which reported that Franklin Advisory Services, Inc. has sole power to vote 1,532,100 shares and sole dispositive power with respect to 1,532,100 shares.

(7) Information is as of December 31, 1999 and is based on a Schedule 13G/A filed with the Commission by FMR Corp., which reported that it had no power to vote shares and sole dispositive power with respect to 1,195,742 shares.

Executive Compensation

   The following table sets forth certain information concerning the annual and long-term compensation provided to the individual who served as the Company's Chief Executive Officer during fiscal 1999 and to the four other most highly compensated executive officers (collectively the "Named Executive Officers") whose salary and bonus exceeded $100,000 for fiscal 1999.

                          SUMMARY COMPENSATION TABLE

                                                                        Long-Term Compensation
                                                                   ----------------------------------
                                       Annual Compensation                Awards            Payouts
                                ---------------------------------- ---------------------   ----------
                                                                   Restricted Securities
   Name and Principal    Fiscal                     Other Annual     Stock    Underlying      LTIP       All Other
      Position(1)         Year  Salary(2)  Bonus   Compensation(3) Awards(4)  Options(5)   Payouts(6) Compensation(7)
   ------------------    ------ --------- -------- --------------- ---------- ----------   ---------- ---------------
Allan P. Sherman........  1999  $585,594  $    --     $232,323      $    --    100,000      $    --       $34,081
 President and Chief      1998   544,220   466,397     234,899           --    100,000           --        32,011
 Executive Officer        1997   511,538       --      237,860       145,560   200,000        83,190       30,354

Herbert J. Zarkin.......  1999   350,000       --       14,708           --        --            --        20,698
 Chairman of the Board    1998   350,000   299,950      14,708           --        --            --        20,430
                          1997   505,769       --       15,776           --     40,000       180,320       21,259

Thomas F. Gallagher.....  1999   263,535       --       41,122           --    135,000(8)        --        17,978
 Executive Vice           1998   233,444   120,037      48,873           --     25,000           --        16,472
 President                1997   217,308       --       83,639       176,248    75,000        80,874       15,665
 Store Operations

Scott L. Richards.......  1999   261,903       --       12,020           --    135,000(8)        --        17,896
 Executive Vice           1998   230,084   118,309      10,559           --     25,000           --        16,304
 President                1997   217,308       --        9,972        94,536    75,000        24,957       15,665
 Merchandising

William B. Langsdorf....  1999   258,631       --       11,869           --    135,000(8)        --        17,732
 Executive Vice           1998   213,537   109,801       9,799           --     25,000           --        15,002
 President and Chief      1997   183,961       --        7,370       129,516    75,000        27,730       13,377
 Financial Officer

-------
(1) Mr. Sherman resigned as the Company's President and Chief Executive Officer on March 2, 2000. Mr. Zarkin was elected to the additional positions of President and Chief Executive Officer on March 3, 2000.

(2) Salary is calculated based on 52-week years for fiscal 1999 and 1998 and on a 53-week year for fiscal 1997.

(3) Includes for Mr. Sherman $113,467, $119,504, and $125,120, in fiscal 1999, fiscal 1998 and fiscal 1997, respectively, for loan forgiveness and the value of the interest-free component of a housing loan from the Company pursuant to the terms of his employment contract, and $88,874, $86,975 and $85,475, in fiscal 1999, fiscal 1998 and fiscal 1997, respectively, for reimbursement of tax liabilities related to that loan and certain items under "All Other Compensation." Includes for Mr. Gallagher $12,692, $22,692 and $32,961 in fiscal 1999, 1998 and 1997, respectively, for relocation and housing costs and $12,094, $10,713 and $35,497 in fiscal 1999, 1998 and 1997, respectively, for reimbursement of tax liabilities related to those costs and certain items under "Other Annual Compensation." Includes for Messrs. Zarkin, Sherman, Richards, and Langsdorf in fiscal 1999, 1998 and 1997 the reimbursement for tax liabilities related to the Company's contributions under the Company's Executive Retirement Plan and excludes perquisites having an aggregate value less than the lesser of $50,000 or 10% of salary plus bonus.

(4) Restricted stock awards were issued at no cost to Messrs. Sherman, Gallagher, Richards and Langsdorf in fiscal 1997. All such awards issued to Messrs. Sherman, Gallagher and Richards, as well as approximately 10% of those issued to Mr. Langsdorf, were automatic adjustments in prior holdings to reflect the terms of the Distribution (see "Relationship with BJ's Wholesale Club, Inc." on page 13). The dollar value of these awards is based on the closing market price of the Company's Common Stock on the date of grant. The shares subject to each award generally vest in fixed annual percentages over three to five year periods. Vesting is contingent upon continued employment on the vesting dates. The dollar values of restricted stock holdings based on the fair market value of the Company's Common Stock on January 29, 2000 were as follows: Mr. Zarkin, $0; Mr. Sherman, $0; Mr. Gallagher, $28,766; Mr. Richards, $14,385; and Mr. Langsdorf, $24,375. In the event of a change of control (as defined), each person's restricted shares would become unrestricted. Holders of restricted shares are entitled to the same dividends as those paid to holders of unrestricted shares.

(5) Reflects the grant of options to purchase Common Stock. The Company has never granted stock appreciation rights.

(6) Payouts for fiscal 1997 reflect the Company's Growth Incentive Plan award earned by the named person for the three-year performance period ended January 25, 1997.

(7) For fiscal 1999, represents the Company's contributions under its 401(k) Savings Plan for Salaried Employees and the Company's Executive Retirement Plan as presented below:

                                                                 1999 Company
                                                                Contributions
                                                              ------------------
                                                              401(k)  Executive
                                                              Savings Retirement
          Name                                                 Plan      Plan
          ----                                                ------- ----------
       Allan P. Sherman...................................... $4,800   $29,281
       Herbert J. Zarkin.....................................  3,199    17,499
       Thomas F. Gallagher...................................  4,800    13,178
       Scott L. Richards.....................................  4,800    13,096
       William B. Langsdorf..................................  4,800    12,932

(8) Includes 100,000 Equity Units awarded to each of Messrs. Gallagher, Richards and Langsdorf during fiscal 1999. Each Equity Unit is payable in cash over a three year vesting schedule (or upon a defined change of control), the value of each Equity Unit to be based on the market value of the Company's Common Stock on the date of vesting, but in no event less than $6.00 per share nor more that $12.00 per share.

Stock Option Grants

   The following table sets forth the stock option grants made by the Company to the Named Executive Officers during fiscal 1999:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       Individual Grants
                         --------------------------------------------------------------------------------
                                                                          Potential Realizable Value at
                         Number of   Percent of                              Assumed Annual Rates of
                         Securities Total Options                         Stock Price Appreciation For
                         Underlying  Granted to   Exercise or                    Option Term(1)
                          Options   Employees In   Base Price  Expiration -------------------------------
 Name                     Granted    Fiscal Year  Per Share(2)    Date     0%(3)      5%         10%
 ----------------------- ---------- ------------- ------------ ---------- ------------------- -----------
Allan P. Sherman........  100,000       13.9%       $4.1875    4/08/2006       -- $111170,250 $   397,250
Herbert J. Zarkin.......      --           0%           --           --        --         --          --
Thomas F. Gallagher.....   35,000        4.9%        4.1875    4/08/2006       --      59,588     139,038
Scott L. Richards.......   35,000        4.9%        4.1875    4/08/2006       --      59,588     139,038
William B. Langsdorf....   35,000        4.9%        4.1875    4/08/2006       --      59,588     139,038

--------
(1) The dollar amounts in these columns are the result of calculations at 0% and the arbitrary annual appreciation rates of 5% and 10% set by the Securities and Exchange Commission and are not intended to forecast possible future stock price appreciation, if any.

(2) All options granted in fiscal 1999 were granted with an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the date of grant; they expire seven years from the date of grant and vest at specified intervals or upon a change of control (as defined).

(3) No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurately.

Aggregated Option Exercises and Valuation

   The following table sets forth, on an aggregated basis, the exercise of stock options during fiscal 1999 by the Named Executive Officers and the fiscal year-end value of unexercised options held by such officers:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                         Number of
                                                   Securities Underlying     Value of Unexercised
                          Number of               Unexercised Options at     In-The-Money Options
                           Shares                     Fiscal Year-End        at Fiscal Year-End(2)
                          Acquired      Value    ------------------------- -------------------------
          Name           on Exercise Realized(1) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ----------  ----------- ------------- ----------- -------------
Allan P. Sherman........      --         --        713,803      245,744           --         --
Herbert J. Zarkin.......      --         --        580,000       10,000      130,125         --
Thomas F. Gallagher.....      --         --        106,504       81,807           --         --
Scott L. Richards.......      --         --        117,705       79,733           --         --
William B. Langsdorf....      --         --        103,704       70,398          285         --

--------
(1) Based on the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise.

(2) Based on the fair market value of the Company's Common Stock on January 29, 2000, less the option exercise price.

Retirement Benefits

   Under the Company's Executive Retirement Plan, employees in high-level management positions in the Company, as selected by the Company's Executive Compensation Committee (the "ECC"), including all executive officers, are eligible to receive annual cash retirement contributions in an amount determined by the ECC, provided that the smallest annual retirement contribution shall equal, on an after-tax basis, at least three percent of the participant's base salary. All amounts paid under the Executive Retirement Plan are to be used exclusively to fund an investment vehicle, selected by the ECC, which is appropriate to provide retirement income, such as an insurance policy.

   The Company made retirement contributions after the end of fiscal 1999 equal to 5% (net of taxes) of each participant's base salary during 1999. If the participant terminates employment prior to the end of the fiscal year in which the participant is credited with four years of service, the participant forfeits the right to any benefit under the Executive Retirement Plan. As of January 29, 2000, all Named Executive Officers were credited with at least four years of service.

Employment Agreements

   The Company has entered into employment agreements with each of the Named Executive Officers. Pursuant to his employment agreement, as amended, Mr. Zarkin is employed as Chairman of the Board of Directors, President and Chief Executive Officer of the Company. Mr. Zarkin receives an annual base salary of $350,000 and participates in specified incentive and other benefit plans. Mr. Zarkin generally must devote approximately one-half of his working time and attention to the performance of his duties and responsibilities under his employment agreement; provided that, to the extent of any conflicts between the time required to be devoted under his employment agreement with the Company and his employment agreement with BJ's Wholesale Club, Inc. Mr. Zarkin shall allocate his duties between the two companies as he and the Company's Executive Compensation Committee deem reasonably appropriate. The Company is entitled to terminate Mr. Zarkin's employment at any time with or without cause (as defined). If his employment terminates by reason of death, disability, incapacity or termination by the Company other than for cause, or if Mr. Zarkin resigns as a result of his being removed from his positions with the Company or as a result of his failure to be reelected to the office of Chairman of the Board of Directors and a member of the Executive Committee, Mr. Zarkin is entitled to payments of certain cash compensation amounts and continuation of base salary and certain benefits for a period of 12 months after termination at the rate in effect upon termination. In addition, Mr. Zarkin will be entitled to payments under the Company's Management Incentive Plan (the "MIP") for the fiscal year ended immediately prior to the date of termination of Mr. Zarkin's employment (if not already paid), and a pro rated MIP award for the year of termination. Any stock options or other stock-based awards held by Mr. Zarkin on the date of termination continue to vest. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Zarkin from other employment (other than employment at BJ's Wholesale Club, Inc.), and the continuing benefits are subject to reduction at any time for comparable benefits received by Mr. Zarkin from other employment.

   Under the Company's employment agreement with Mr. Sherman, Mr. Sherman was employed as the President and Chief Executive Officer of the Company during fiscal 1999 and was paid base salary at the annual rate of $600,000 from June 1, 1999. Mr. Sherman also participated in specified incentive and other benefit plans. In addition, in connection with his election as President of the Company's then HomeBase Division in 1993, the Company agreed to extend to him an interest-free loan of $700,000 for the purchase of a residence in California and to forgive the loan over seven years in equal installments, $100,000 of which was forgiven in each of fiscal 1994, 1995, 1996, 1997, 1998 and 1999. The Company also agreed to make certain tax "gross-up" payments to Mr. Sherman. In connection with Mr. Sherman's resignation as President and Chief Executive Officer on March 2, 2000, the Company agreed to continue payment of Mr. Sherman's base salary for a period of 78 weeks at the rate in effect upon his resignation and for an additional 13 weeks at the rate of $7,000 per week, to continue certain benefits for a period of 91 weeks, to the forgiveness of the final $100,000 installment of his relocation loan, plus certain tax "gross-up" payments, and to a payment of $10,000. In addition, Mr. Sherman will be entitled to payments of a pro rated MIP award for fiscal 2000. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Sherman from other employment, and the continuing benefits are subject to reduction at any time for comparable benefits received by Mr. Sherman from other employment.

   The Company has entered into an employment agreement with each of Messrs. Gallagher, Richards and Langsdorf under which each serves as an executive officer of the Company, receives an annual base salary of $275,000, and participates in specified incentive and other benefit plans. If employment terminates by reason of termination by the Company other than for cause, each such executive officer will be entitled to payment of certain cash compensation amounts and to certain benefits and continuation of base salary for 12 months after termination at the rate in effect upon termination. The continuing base salary payments will be subject to reduction after three months for compensation from other employment, and the continuing benefits will be subject to reduction at any time for comparable benefits received from other employment.

   In the event of a change of control followed by termination of employment as described below under "Change of Control Severance Benefits," each of Messrs. Zarkin, Gallagher, Richards, Langsdorf and Weisberger would be entitled to the termination benefits described thereunder, to the extent such benefits would exceed the benefits otherwise described above.

Change of Control Severance Benefits

   The Company provides change of control severance benefits, under separate change of control agreements, to Messrs. Zarkin, Gallagher, Richards, Langsdorf and Weisberger. Under such agreements, in general, upon a change of control (as defined) of the Company, the executive would be entitled to accelerated payment of the MIP target award for the year in which the change of control occurs. If, during the 24-month period following a change of control, the Company were to terminate the executive's employment other than for cause (as defined) or the executive were to terminate his employment for reasons specified in the agreement, or if employment were to terminate by reason of death, disability or incapacity, the executive would be entitled to receive a lump-sum amount equal to the amount of the executive's MIP target award plus a multiple of the executive's annual base salary. For Messrs. Gallagher, Richards and Langsdorf the multiple is two and one-half and for Messrs. Zarkin and Weisberger the multiple is two. The Company would also be obligated to provide specified benefits, including continued health, medical and life insurance benefits for between two and two and one-half years. The foregoing benefits would be payable whether or not they gave rise to a federal excise tax on so-called "excess parachute payments" or were non-deductible, except to the extent a reduction in amounts paid would increase the executive's after-tax benefits. The Company would also be obligated to pay all legal fees and expenses reasonably incurred by the executive in seeking enforcement of contractual rights following a change of control. In addition, upon involuntary termination within 24 months following a change of control, any agreement by the executive not to compete with the Company following termination of his employment would cease to be effective.

Indemnification Agreements

   The Company entered into indemnification agreements with each of its directors and executive officers indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual's involvement is by reason of the fact that he or she is or was a director or officer of the Company or served at the Company's request as a director or officer of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Delaware law). An individual may not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, except to the extent Delaware law permits broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies designed to substantially strengthen the indemnity rights beyond those provided by the Company's Certificate of Incorporation and by Delaware law.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

   The following report has been submitted to the Board of Directors of the Company by its Executive Compensation Committee, in compliance with requirements of the Securities and Exchange Commission:

   As members of the Executive Compensation Committee ("ECC") of the Company it is our responsibility to review the Company's compensation policies and programs, approve or, with respect to the Chairman of the Board and the Chief Executive Officer, recommend to the Board of Directors for approval, incentive plan awards and all elements of compensation for the Company's executive officers, and administer the Company's stock incentive plans. All of the members of the ECC are independent, non-employee directors.

Executive Compensation Principles

   The Company's executive compensation program is designed to provide competitive levels of compensation that:

  --Integrate compensation with the achievement of the Company's annual and long-term performance goals and business strategies

  --Recognize management initiatives and achievements

  --Reward outstanding corporate performance

  --Attract and retain key executives critical to the long-term success of the Company

  --Link management's long-term interests with stockholders' interests through stock-based awards.

   With respect to Section 162(m) of the Internal Revenue Code, which limits the ability of publicly-held corporations to deduct non-performance-based compensation for certain executive officers, the ECC believes that the Company's compensation plans should be structured to satisfy the requirements for tax deductibility unless doing so is determined by the ECC to be not in the best interest of the Company.

Compensation Policies for Executive Officers

   The total compensation program for all executive officers consists of both cash and equity-based compensation and takes into account applicable provisions of employment agreements of such officers. Through stock options and stock grants available under the Company's stock incentive plan, the ECC seeks to align executive officers' long-range interests with those of stockholders by providing executive officers with the opportunity to participate in the growth of the Company's stock value. The ECC is advised by Towers Perrin, compensation consultants, concerning salary competitiveness and the design of the Company's executive compensation programs. Towers Perrin provides services to the Company, which are billed at hourly rates, on an "as requested" basis. The Company does not have a retainer or other contract with Towers Perrin. The Company has consulted with Towers Perrin during the past year.

   Base Salary. Base salaries for the Company's executive officers, including the Chief Executive Officer, are set within ranges that are determined based upon a review of publicly available information concerning compensation paid to executives with similar responsibilities at certain peer companies. The ECC utilizes the compensation consulting firm to assist in the compilation and interpretation of this data. The companies selected for these purposes are retail companies, including major competitors of the Company, as to which compensation information is available. While some of these peer companies are included in the Dow Jones Industry Group Index OTS--Other Specialty Retailers appearing in the Performance Graph on page 15, these peer companies are not all the same as the companies constituting that index. The ECC's overall objective is to set base salaries at approximately the midpoint of competitive ranges. However, an individual executive's placement within a range and salary adjustments are based upon the ECC's evaluation of the executive's performance and value to the Company.

   Annual Incentive Program. Under the Company's Management Incentive Plan ("MIP"), executive officers and other members of management are eligible to receive incentive awards based upon the attainment of annual performance goals, primarily a specified level of after-tax income. The ECC approves the MIP goals and participation opportunities at the beginning of each fiscal year and reviews the payout calculations after the year's financial results have been audited. Target awards for executive officers and Mr. Weisberger range from 25% to 50% of base salary but if target goals are not met, there would be either no MIP award or a reduced award based on a percentage of the target realized. If results exceed goal(s), an executive officer could earn an additional award, depending upon the extent to which goals are exceeded. No award may exceed $1,000,000 in any calendar year. No Named Executive Officers received MIP awards for 1999 because annual performance goals were not met.

   Long-Term Incentive Program. The Company's Growth Incentive Plan ("GIP") is intended to provide high-level executives of the Company, as selected by the ECC, with cash awards based upon the growth and performance of the Company. Five executive officers of the Company, including Messrs. Zarkin, Gallagher, Richards and Langsdorf are eligible to participate in the GIP, as well as 17 other officers of the Company. Depending on responsibilities within the Company, awards are earned based on one or more of the following objective measures of performance or growth, as selected by the ECC at the beginning of the award period: operating income, pre-tax income, net income, gross profit dollars, costs, any of the preceding measures as a percent of sales, earnings per share, sales, return on equity, and return on investment. All relevant factors upon which the cash award is based (e.g., performance measurement, length of award period, relation between performance and cash award) are determined at the beginning of the award period by the ECC. There is no target amount for each award. However, there is a threshold amount based on the Company's growth, and the value of each award increases as achievement of the performance measurement increases. No awards were issued in fiscal 1999 to the Named Executive Officers.

   Stock-Based Incentives. Stock options are awarded to the Company's key employees, including executive officers, by the ECC based upon such factors as the compensation level and responsibility of the particular employee, the employee's contribution towards Company performance, and review of competitive compensation data for executives at the same group of peer companies referred to previously in this report, with the ECC generally targeting awards to the median of such surveys. The options are designed to reward recipients to the extent the Company's stock value is enhanced and, because of the vesting provisions of such grants, also provide an incentive for the employee to remain with the Company. Since the ECC does not grant options on a cumulative basis, the size of previous grants is not a factor in making future grants.

   Equity Unit Awards. In recognition of the advisability of retaining key executives of the Company in an increasingly competitive marketplace, during fiscal 1999 the Company retained SCA Consulting, independent compensation experts, to assist in designing a long-term stock-based compensation vehicle designed to encourage employee retention. During fiscal 1999 the Company awarded Equity Units to 19 officers of the Company (including Messrs. Gallagher, Richards and Langsdorf). Each Equity Unit is payable in cash over a three to four year vesting schedule based on the market value of the Company's Common Stock on the date of vesting, but in no event less than $6.00 per share nor more than $12.00 per share in the case of Messrs. Gallagher, Richards and Langsdorf and no less than $5.00 nor more than $8.00 in the case of the other awardees. Awardees other than Messrs. Gallagher, Richards and Langsdorf were offered the awards in exchange for the surrender of certain outstanding stock options whose exercise prices were above the market value of the Company's Common Stock at the time of the award.

Chief Executive Officer Compensation

   Pursuant to the terms of Mr. Sherman's employment contract, his salary has been reviewed annually by the ECC. His salary was increased to $600,000 effective June 1, 1999, setting his salary to approximately the 45th percentile of the compensation range of the survey of peer companies referred to previously in this report. The number of options granted to Mr. Sherman in fiscal 1999 was determined after a review of competitive compensation data of executives at the same group of peer companies referred to previously in this report without targeting a specific percentile range. The granting of options encourages long-term performance and promotes management retention while further aligning shareholders' and management's interest in enhancing the value of the Company's Common Stock.

   Mr. Sherman's target MIP award for fiscal 1999 provided a target opportunity equal to 50% of base salary earned during the fiscal year if performance goals had been met; the actual payout can vary between 0% and 100% of annualized base salary at the beginning of the fiscal year. No MIP payout to Mr. Sherman for fiscal 1999 was made.

                                                Executive Compensation
                                                Committee

                                                John D. Barr, Chairman
                                                Harold Leppo
                                                Lorne R. Waxlax

                  RELATIONSHIP WITH BJ's WHOLESALE CLUB, INC.

   Prior to July 28, 1997, the Company, then known as Waban Inc., operated through two divisions--the HomeBase Division and the BJ's Wholesale Club Division (the "BJ's Division"). As of July 26, 1997, the Company transferred all of the net assets of its BJ's Division to a wholly-owned subsidiary, BJ's Wholesale Club, Inc. ("BJI"). On July 28, 1997, the Company distributed to its stockholders on a pro rata basis all of the outstanding common stock of BJI (the "Distribution") and changed its name from Waban Inc. to HomeBase, Inc.

   In connection with the Distribution, BJI and the Company entered into a series of agreements, including those described below. Although the following summaries of these agreements set forth an accurate description of their material terms and provisions, such summaries are qualified in their entirety by reference to the detailed provisions of the agreements, copies of which have been filed with the Securities and Exchange Commission.

Distribution Agreement

   BJI and the Company entered into a Separation and Distribution Agreement (the "Distribution Agreement"), which provided for, among other things, (i) the principal corporate transactions required to effect the Distribution, (ii) the division between BJI and the Company of certain assets and liabilities and
(iii) the execution and delivery of certain agreements governing the relationship between BJI and the Company following the Distribution.

   The Distribution Agreement provided for, among other things, (i) the transfer by the Company to BJI of all of the assets of the BJ's Division, including the stock of subsidiaries which held assets of the BJ's Division, and the assets associated with the Company's corporate headquarters in Massachusetts, (ii) BJI's assumption of the leases and other liabilities of the BJ's Division and 75% of the amount of all bank indebtedness of the Company existing as of the date of the Distribution, and (iii) the issuance by BJI to the Company of the Common Stock of BJI to be distributed in the Distribution.

   Under the Distribution Agreement the Company agreed to indemnify BJI for certain liabilities relating to the Company's business. Similarly, BJI agreed to indemnify the Company for certain liabilities pertaining to BJI's business. The Distribution Agreement also requires BJI and the Company to indemnify each other for losses incurred due to a failure to perform their respective obligations under the Distribution Agreement or any other agreement entered into in connection with the Distribution. In addition, the Distribution Agreement provides that the Company will provide liability insurance for a period of six years following the Distribution to each individual who served as a director or officer of the Company prior to the Distribution. BJI also agreed to indemnify, defend and hold harmless each such individual from any losses and liabilities incurred by them in connection with the approval of the Distribution Agreement.

Leases

   Upon the Distribution, BJI assumed all liabilities to third-party lessors with respect to leases entered into by the Company with respect to the BJ's Division. While the Company continues to be liable, by law, with respect to such lease liabilities, BJI has agreed to indemnify the Company for such liabilities.

   In connection with the spin-off of the Company by The TJX Companies, Inc. ("TJX") in 1989, the Company and TJX entered into an agreement (the "1989 Agreement") pursuant to which the Company must indemnify TJX against any liabilities that TJX might incur with respect to 42 current Company real estate leases as to which TJX is either a lessee or guarantor.

   In connection with the Distribution, BJI agreed that for approximately five years after the Distribution it will indemnify TJX with respect to any liabilities (as defined in the 1989 Agreement) that TJX may incur with respect to the Company leases and thereafter it will indemnify TJX for 50% of such liabilities. In addition, the

Company has agreed that after the Distribution, the Company will not renew any lease identified in the 1989 Agreement as to which TJX is a lessee or guarantor unless the applicable lessor agrees to remove TJX as a lessee or guarantor.

   The Distribution Agreement contains restrictions on the renewal of Company leases similar to those contained in the agreement between the Company and TJX. BJI may not renew any of its real estate leases (other than ground leases) for which the Company may be liable during any period during which BJI does not meet certain standards of creditworthiness.

Tax Sharing Agreement

   The Company and BJI entered into a Tax Sharing Agreement providing for the allocation between the parties of federal, state, local and foreign tax liabilities, and the entitlement to tax refunds, for periods beginning prior to the Distribution Date, and various related matters.

Procedures for Addressing Conflicts

   As a result of the Distribution, BJI and the Company have significant contractual and other ongoing relationships that may present certain conflict situations for Mr. Zarkin, who serves as Chairman of the Board of Directors, President and Chief Executive Officer of the Company and as Chairman of the Board of Directors of BJI, and for Messrs. Waxlax and Weisberger, who serve as directors of both companies. Each of these persons also owns (or has options or other rights to acquire) a significant number of shares of common stock in both companies. The Company has adopted procedures to be followed by its Board of Directors to limit the involvement of each such person in conflict situations whereby all transactions being considered by the Company which relate to BJI must (i) be approved by a majority of the Board of Directors and by a majority of the disinterested members of the Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                               PERFORMANCE GRAPH

   Set forth below is a line graph comparing the cumulative total return on the Company's Common Stock, based on the market price of the Common Stock (as adjusted to reflect the Distribution), with the cumulative total return on the common stock of companies in the Standard & Poor's 500 Stock Index and the Dow Jones Industry Group Index OTS--Other Specialty Retailers from February 1, 1995 to January 31, 2000. The Dow Jones Industry Group Index OTS--Other Specialty Retailers currently includes 250 specialty retail companies, including the Company and the other publicly traded home improvement chains (other than those operated as divisions of other companies). This index does not include department stores, discount stores, drug stores or supermarkets. The graph assumes that the value of the investment at February 1, 1994 was $100 and that all dividends were reinvested. The values of investments in the companies in the Standard & Poor's 500 Stock Index and the Dow Jones Industry Group Index OTS--Other Specialty Retailers were measured as of the date nearest the end of the Company's fiscal year for which index data is readily available. This information was furnished by Media General Financial Services.

                             FIVE-YEAR PERFORMANCE



                 [GRAPH OF FIVE-YEAR PERFORMANCE APPEARS HERE]


                             1995     1996     1997     1998     1999     2000
                             ----     ----     ----     ----     ----     ----
HomeBase, Inc.              $100.00  $110.79  $156.12  $173.43  $171.83  $ 83.50
Dow Jones Retailer Index    $100.00  $102.36  $118.72  $153.26  $228.37  $252.02
Standard & Poor's 500 Index $100.00  $138.67  $175.20  $222.34  $294.58  $325.06

                                 OTHER MATTERS

Independent Accountants

   The Board of Directors has appointed PricewaterhouseCoopers LLP as independent accountants to audit the financial statements of the Company for the fiscal year ending January 27, 2001. The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater-than-ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its executive officers and directors were complied with during fiscal 1999.

Stockholder Proposals

   Proposals of stockholders intended to be presented at the next annual meeting of stockholders, pursuant to Rule 14a-8 under the Exchange Act, must be received by the Company no later than 5 p.m. PST on December 28, 2000 in order to be considered for inclusion in the Company's proxy materials for that meeting. Proposals must be in writing and sent via registered or certified mail addressed to HomeBase, Inc., Attention: Corporate Secretary at 3345 Michelson Drive, Irvine, CA 92612. In addition, the Company's by-laws require that the Company be given advance written notice of stockholder nominations for election to the Company's Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company's proxy materials in accordance with Rule 14a-8 under the Exchange Act). The Secretary must receive such notice at the address noted above not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, the Secretary must receive such notice not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made. Assuming that the 2001 Annual Meeting is held during the period from May 12, 2001 to August 10, 2001 (as it is expected to be), in order to comply with the time periods set forth in the Company's by-laws, appropriate notice would need to be provided to the Secretary of the Company at the address noted above no earlier than March 3, 2001 and no later than March 23, 2001.

Other Matters

   The Company has no knowledge of any other matter which may come before the Meeting and does not intend to present any such other matter. However, if any such other matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

   Neither the Executive Compensation Committee Report appearing above at pages 10, 11 and 12 nor the Performance Graph appearing above on page 15 shall be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the

Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

   The cost of solicitation of proxies will be borne by the Company. The Company has retained Georgeson Shareholder Communications Corporation to assist in soliciting proxies by mail, telephone and personal interview for a fee of $5,000 plus expenses. Officers and employees of the Company may also assist in soliciting proxies in the same manner.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                                   John L. Price
                                                     Secretary

--------------------------------------------------------------------------------
PROXY


                                HomeBase, Inc.

                 Proxy for the Annual Meeting of Stockholders
                            To be held June 1, 2000


    This Proxy is solicited on behalf of the Board of Directors of the Company and should be returned as soon as possible to the First Chicago Trust Company a Division of EquiServe.

    The undersigned, having received notice of the Annual Meeting and the Board of Directors' proxy statement therefor, and revoking all prior proxies, hereby appoint(s) John D. Barr, William B. Langsdorf and John L. Price, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of HomeBase, Inc. (the "Company") to be held on Thursday, June 1, 2000, at 10:00 a.m., PDT at the offices of Gibson, Dunn & Crutcher LLP, 14th floor, 4 Park Plaza, Irvine, California 92614, and any adjournments thereof, and there to vote and act upon the following matters in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present.

    In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

                                         Change of address:

                                         ---------------------------------
                                         ---------------------------------
                                         (If you have written in the above
                                         space, please mark the corresponding
                                         box on the reverse side of this card.)

                                                           [SEE REVERSE SIDE]

   Whether or not you plan to attend the Annual Meeting, you are urged to complete, date, sign and return this proxy in the accompanying envelope if you are voting by mail.
--------------------------------------------------------------------------------
                FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

[X] Please mark your
    votes as in this
    example.
The Board of Directors of the Company recommends that stockholders vote "FOR" all of the following proposals. To vote in accordance with the Board of Directors' recommendations just sign this Proxy (if you are voting by mail); no boxes need to be checked. Unless marked otherwise, this Proxy will be voted in accordance with the Board of Directors' recommendations.

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                           FOR         WITHHOLD     NOMINEES:
     1. Election of two    [_]           [_]          01. Harold Leppo and
        Directors for a                               02. Edward J. Welsberger               2. To consider such other business, if
        term to expire                                                                          any, as may properly come before the
        in 2003                                                                                 meeting or any adjournment thereof.
     (for all nominees except marked below)

--------------------------------------------------------------------------------------
                                                                                                Mark here for address change     [_]
                                                                                                  and note on the reverse side
                                                                                                  of this card.

                                                                                                Mark here if you plan to attend  [_]
                                                                                                  the Annual Meeting.
                                                                                     -----------------------------------------------

     SIGNATURE(S)   _______________________________________ DATE _______________
     NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
--------------------------------------------------------------------------------
                X FOLD AND DETACH IF YOU ARE VOTING BY MAIL X





                                HomeBase, Inc.

Dear Stockholder:

HomeBase, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1.  To vote over the internet:
       . Log on to the internet and go to the web site http://www.eproxyvote.com/hbi

2.  To vote over the telephone:
       . On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                 Your vote is important. Thank you for voting.